EXHIBIT 99.1

FOR IMMEDIATE RELEASE

3M Reports Record First-Quarter Sales and Earnings;
Company Again Raises Guidance for 2004

ST. PAUL, Minn. — April 19, 2004 — 3M (NYSE: MMM) today announced its sales and earnings results for first quarter 2004.

The company reported net income of $722 million, or $0.90 per share, versus $502 million, or $0.63 per share, in the first quarter of 2003. Excluding special items (a) in the first quarter of 2003, net income increased 29 percent from $560 million last year, and earnings per share increased nearly 27 percent from $0.71 per share in last year’s first quarter.

“The 3M team again delivered outstanding results in the first quarter,” said W. James McNerney, Jr., 3M chairman and CEO. “Worldwide sales in local currencies increased in all seven of our businesses, and we generated double-digit increases in operating income and earnings per share. We are off to a great start in 2004.”

Worldwide sales in the first quarter totaled $4.94 billion, 14.4 percent higher than in the year-earlier quarter, driven by an 8.7 percent increase in sales volume. Currency effects increased sales by 6.1 percent while selling prices declined 0.4 percent. Local-currency sales (which excludes the impact of currency translation on sales) increased 20.4 percent in Display and Graphics, 9.2 percent in Safety, Security and Protection Services, 8.5 percent in Industrial, 8.1 percent in Transportation, 7.4 percent in Consumer and Office, 2.5 percent in Electro and Communications and 2.2 percent in Health Care.

Sales outside the United States totaled $3.06 billion, an increase of 21.6 percent versus last year’s comparable quarter. Volumes increased 11.9 percent, while selling prices declined 0.8 percent. Changes in the value of the U.S. dollar increased international sales by 10.5 percent. Local-currency sales increased 22.4 percent in Asia Pacific, 11.5 percent in the combined Latin America, Africa and Canada region and 1.2 percent in Europe.

In the United States, sales totaled $1.88 billion, up 4.2 percent from the same quarter of 2003. Volumes increased 4.0 percent, while selling prices improved by 0.2 percent.

“While the strength of the global economic recovery remains uneven and uncertain,” McNerney said, “we continue to work at improving all of our businesses. The combination of a strong and deep leadership team, a broad and diverse business portfolio, continued commitment to sustained operational excellence, and an improving organic growth engine positions us well to deliver sustainable increases in sales, earnings and cash flow.”

3M also increased its earnings outlook for 2004. For the year, the company now expects reported earnings will be within a range of $3.60 to $3.70 per share, versus a previous expectation of $3.52 to $3.62 per share. Second-quarter earnings are expected to be in the range of $0.94 to $0.96 per share.

Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central) today. Investors can access a webcast of this conference, along with related charts and materials, at http://investor.3M.com.

(a) In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies. During the first quarter of 2003, 3M recorded pretax charges of $93 million ($58 million after-tax) related to an adverse court ruling in a lawsuit filed against 3M in 1997 by LePage’s Inc.

Forward-Looking Statements
This news release contains forward-looking statements that reflect current views and estimates of 3M’s management of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including: (1) worldwide economic conditions; (2) foreign currency exchange rates and fluctuations in those rates; (3) the timing and acceptance of new product offerings; (4) purchased components and materials, including shortages and increases in the costs of such components and materials; (5) 3M’s ability to successfully manage acquisitions, divestitures and strategic alliances; and (6) legal proceedings. Changes in such assumptions or factors, including without limitation the outcome of and information derived from pending Congressional action concerning asbestos-related litigation, could produce significantly different results.

About 3M — A Global, Diversified Technology Company
Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include icons such as Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Dyneon. Serving customers in more than 200 countries around the world, the company’s 67,000 people use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Dyneon are trademarks of 3M.

3M Company and Subsidiaries
SALES CHANGE ANALYSIS
(Unaudited)

	First-Quarter 2004
Sales Change Analysis by Geographic Area	Worldwide	United States	Inter- national
Volume - core	8.4%	3.4%	11.8%

Volume - acquisitions	0.3	0.6	0.1

Volume - total	8.7	4.0	11.9

Price	(0.4)	0.2	(0.8)

Total local-currency sales	8.3	4.2	11.1

Translation	6.1	—	10.5

Total sales change	14.4%	4.2%	21.6%

Sales Change Analysis by Business Segment	Local- Currency Sales	Trans- lation	Total Sales Change
Health Care	2.2%	6.8%	9.0%

Industrial	8.5	6.3	14.8

Display and Graphics	20.4	7.0	27.4

Consumer and Office	7.4	4.7	12.1

Safety, Security and Protection Services	9.2	5.9	15.1

Electro and Communications	2.5	4.6	7.1

Transportation	8.1	6.8	14.9

3M Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(Millions, except per-share amounts)
(Unaudited)

	Three-months ended March 31
	2004	2003
Net sales	$4,939	$4,318

Operating expenses
Cost of sales	2,436	2,211
Selling, general and
administrative expenses	1,104	963
Research, development and
related expenses	282	270
Other expense	—	93

Total	3,822	3,537

Operating income	1,117	781

Interest expense and income
Interest expense	19	23
Interest income	(10)	(6)

Total	9	17

Income before income taxes
and minority interest	1,108	764
Provision for income taxes	366	248
Minority interest	20	14

Net income	$722	$502

Weighted average common
shares outstanding - basic	782.9	780.1
Earnings per share - basic	$0.92	$0.64

Weighted average common
shares outstanding - diluted	799.5	790.6
Earnings per share - diluted	$0.90	$0.63

Cash dividends paid
per common share	$0.36	$0.33

3M Company and Subsidiaries
SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION
(Millions, except per-share amounts)
(Unaudited)

	Three-months ended March 31, 2004			Three-months ended March 31, 2003
	Excluding special items	Special items	Reported total	Excluding special items	Special items	Reported total

Net sales	$4,939	$—	$4,939	$4,318	$—	$4,318

Operating expenses
Cost of sales	2,436	—	2,436	2,211	—	2,211
Selling, general and
administrative
expenses	1,104	—	1,104	963	—	963
Research, development
and related expenses	282	—	282	270	—	270
Other expense	—	—	—	—	93	93

Total	3,822	—	3,822	3,444	93	3,537

Operating
income (loss)	1,117	—	1,117	874	(93)	781

Interest expense
and (income), net	9	—	9	17	—	17

Income (loss) before
income taxes and
minority interest	1,108	—	1,108	857	(93)	764

Provision (benefit)
for income taxes	366	—	366	283	(35)	248
Effective tax rate	33.0%	—	33.0%	33.1%	—	32.5%

Minority interest	20	—	20	14	—	14

Net income (loss)	$722	$—	$722	$560	$(58)	$502

Weighted average
diluted shares	799.5	—	799.5	790.6	790.6	790.6
Net income per
diluted share	$.90	$—	$.90	$0.71	$(0.08)	$0.63

3M Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(Unaudited)

ASSETS	Mar. 31, 2004	Mar. 31, 2003	Dec. 31, 2003
Current assets Cash and cash equivalents	$1,818	$561	$1,836
Accounts receivable - net	2,904	2,643	2,714
Inventories	1,880	1,957	1,816
Other current assets	1,461	1,303	1,354

Total current assets	8,063	6,464	7,720
Investments	211	221	218
Property, plant and equipment - net	5,512	5,550	5,609
Goodwill, intangible assets and other assets	4,192	3,610	4,053

Total assets	$17,978	$15,845	$17,600

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings and
current portion of long-term debt	$1,106	$1,200	$1,202
Accounts payable	1,066	963	1,087
Accrued payroll	471	409	436
Accrued income taxes	986	652	880
Other current liabilities	1,534	1,468	1,477

Total current liabilities	5,163	4,692	5,082
Long-term debt	1,718	2,119	1,735
Other liabilities	2,996	2,718	2,898

Total liabilities	9,877	9,529	9,715

Total stockholders' equity - net	8,101	6,316	7,885
Shares outstanding
March 31, 2004: 782,114,154 shares
March 31, 2003: 781,667,702 shares
December 31, 2003: 784,117,360 shares

Total liabilities and stockholders' equity	$17,978	$15,845	$17,600

3M Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Three-months ended March 31
	2004	2003
SUMMARY OF CASH FLOW:

NET CASH PROVIDED BY
OPERATING ACTIVITIES	$942	$764

Cash flows from investing activities:
Purchases of property, plant
and equipment	(158)	(120)
Acquisitions, net of cash acquired	(80)	(416)
Other investing activities	19	71

NET CASH USED IN
INVESTING ACTIVITIES	(219)	(465)

Cash flows from financing activities:
Change in debt	(133)	(38)
Purchases of treasury stock	(438)	(173)
Reissuances of treasury stock	134	160
Dividends paid to stockholders	(282)	(257)
Other financing activities	(12)	(14)

NET CASH USED IN
FINANCING ACTIVITIES	(731)	(322)

Effect of exchange rate
changes on cash	(10)	(34)

Net increase (decrease) in cash and
cash equivalents	(18)	(57)
Cash and cash equivalents at
beginning of period	1,836	618

Cash and cash equivalents at
end of period	$1,818	$561

FREE CASH FLOW (Non-GAAP measure):
Net cash provided by
operating activities	$942	$764
Purchases of property, plant
and equipment	(158)	(120)

Free Cash Flow*	$784	$644

NET WORKING CAPITAL TURNS (Non-GAAP measure):
Net Working Capital Turns**	5.3	4.7

*Free cash flow is not defined under GAAP. Therefore, it is considered a non-GAAP measure. Non-GAAP measures should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

**The company also uses non-GAAP measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales, fourth quarter at year-end, multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries
BUSINESS SEGMENTS
(Dollars in millions)
(Unaudited)

BUSINESS SEGMENT INFORMATION (Millions)	Three-months ended March 31
	2004	2003

NET SALES
Health Care	$1,031	$946
Industrial	943	821
Display and Graphics	842	661
Consumer and Office	686	612
Safety, Security and Protection Services	527	458
Electro and Communications	465	434
Transportation	438	381
Corporate and Unallocated	7	5

Total Company	$4,939	$4,318

OPERATING INCOME
Health Care	$262	$238
Industrial	166	132
Display and Graphics	294	182
Consumer and Office	122	110
Safety, Security and Protection Services	125	105
Electro and Communications	65	47
Transportation	119	100
Corporate and Unallocated	(36)	(133)

Total Company	$1,117	$781

The following 2004 and 2003 charges were recorded in Corporate and Unallocated. First quarter 2004 includes $16 million in expense related to a reduction in breast implant receivables following an arbitration panel ruling in the first quarter that rejected the company’s claims for recovery under certain of its claims-made policies. During the first quarter of 2003, 3M recorded pretax charges of $93 million related to an adverse court ruling in a lawsuit filed against 3M in 1997 by LePage’s Inc. First quarter 2003 also includes certain acquisition-related costs and respirator mask/asbestos litigation expenses.

Investor Contacts: Matt Ginter	Media Contact: John Cornwell
3M	3M
(651)733-8206	(651)733-7698

Bruce Jermeland
3M
(651)733-1807

From:
3M Public Relations and Corporate Communications
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000